                                                                 EXHIBIT 99.22


                      1995 PLAN COMMERCIAL INTERTECH CORP.
                    1775 Logan Avenue Youngstown, Ohio 44501

NON-QUALIFIED STOCK OPTION

KNOW ALL MEN BY THESE PRESENTS:

         WHEREAS, Commercial Intertech Corp., an Ohio corporation (the "Company"), is largely dependent upon the judgment, initiative and efforts of selected key employees for the successful conduct of its business; and

         WHEREAS, the Company desires to advance its interests by providing a means whereby key employees may acquire or enlarge their proprietary interest in the Company, thereby assuring closer identification of their interest with those of the Company and strengthening their desire to remain with the Company or its subsidiaries; and

         WHEREAS, to accomplish these ends, the Stock Option and Award Plan of 1995 was adopted by the Board of Directors of the Company (the "Board"), and was approved and authorized by the shareholders at the annual meeting of the Company held on March 22, 1995; and

         WHEREAS, the Stock Option and Award Plan of 1995 (the "Plan") provides for the granting to key employees of the Company and its subsidiaries of options to purchase common shares of the Company, and the Compensation Committee (the "Committee"), to which the Board has delegated the responsibility of administering the Plan, has acted to grant options to key employees selected by the Committee; and

         WHEREAS, this option is granted pursuant to the purpose, authorization and action set forth above;

         NOW, THEREFORE, in consideration of the mutual promises and representations herein contained, and other good and valuable considerations, the Company does hereby grant unto __________________________ (the "Grantee"), an option to purchase from the Company an aggregate of _____________ of the authorized but unissued common shares of $1.00 par value of this Company, at the price of $___ per share, such aggregate number of shares to become purchasable as follows:

_________________ shares on or after _______________________________
_________________ shares on or after _______________________________

         THIS OPTION is subject to the following terms and conditions:

1.       Type of Shares

         This option shall apply to the Company's authorized but unissued common shares of $1.00 par value.

2.       Administration of the Plan

         The Plan shall be administered by the Committee. The Committee shall have full power to construe and interpret the Plan, to establish such rules as it deems necessary for the proper administration of the Plan and to make such determinations and to take such other action in connection with the Plan as it deems necessary or advisable. Any such construction, interpretation, rule, determination or other action taken by the Committee pursuant to the Plan shall be binding upon the Grantee and all other participants in the Plan and their legal representatives.

3.       Exercise of Option

         a. To exercise this option, the Grantee shall give written notice addressed to the Company, to the attention of its Secretary at 1775 Logan Avenue, Youngstown, Ohio, 44501. Such written notice shall set forth the number of shares to be purchased, shall contain a representation that such shares are being purchased by the Grantee for his own account as an investment, and not with the view to reselling such shares to the public, and shall be accompanied by payment of the full purchase price for the shares to be purchased (which is the option price per share multiplied by the number of shares purchased). Shares purchased may, at the request of the Grantee, be issued in the name of the Grantee or in the name of the Grantee and another jointly, with the right of survivorship. After any installment becomes purchasable, the option may be exercised as to the whole or any part of such installment at any time or from time to time prior to the expiration of this option or its earlier termination.

         b. An exercise of this option shall become effective on the date written notice of such exercise is received by the Company at its principal office, accompanied by full payment for the shares, but in no case earlier than the date on which the installment becomes purchasable and only upon the terms set forth herein.

4.       Non-transferability of Option

         During the Grantee's lifetime, this option may be exercised only by him. This option shall not be transferred other than by will or by the laws of descent and distribution, and shall not be subject to attachment, execution or other similar process.

5.       Term of Option

         This option shall expire ten years after the date hereof, unless terminated earlier as provided in Paragraph 6 below.

6.       Termination of Employment

         Upon termination of the Grantee's employment, this option will become void as to all shares which are not then purchasable. If employment terminates for reasons other than death, disability, retirement or cause, this option will continue as to shares purchasable on the employment termination date for a period of three months after the employment termination date. Upon the retirement of the Grantee, under the Company's Retirement Plan, his right to acquire shares purchasable by him on the date of such retirement shall continue for a period of twenty-four months after such retirement. Upon the death of the Grantee, his right to acquire shares purchasable by him on the date of his death may be exercised by his legal representatives for a period of twelve months after the date of his death. Upon the termination of the Grantee's employment because of the Grantee's disability, his right to acquire shares purchasable by him on the date of such termination may be exercised for a period of twelve months after such termination. Upon termination of Grantee's employment for cause, this option will immediately be void for all purposes.

         Notwithstanding the foregoing, under no circumstances will this option extend beyond ten years from the date hereof.

7.       Effect of Change in Stock Subject to the Plan

         In the event any dividend payable in shares of the Company is declared by the Company, or in case of any subdivision or combination of the outstanding shares, the number of shares allotted under this option shall be increased or decreased proportionately and the option price per share as stated above shall be decreased or increased proportionately so that there will be no change in the aggregate purchase price payable upon the exercising of this option. In the event of any other recapitalization or any reorganization, merger, consolidation or any other change in the corporate structure or shares of the Company, the Board may make such adjustment, if any, as it may deem appropriate in the number and kind of shares deliverable upon subsequent exercising of this option and in the option price under this option.

8.       Listing and Registration of Shares

         If at any time the Board shall deem listing, registration or qualification of the shares covered by this option upon any securities exchange or under any state or federal law or the consent or approval of any governmental regulatory body to be necessary or desirable as a condition of or in connection with the purchase of shares under this option, this option may not be exercised in whole or in part unless and until such listing, registration, qualification, consent, or approval shall have been effected or obtained on such terms and conditions as are acceptable to the Board.

9.       Agreement to Remain in Employ

         This option is granted in consideration of, among other things, the Grantee's agreement to continue in the employ of the Company or one of its subsidiary companies for a period of one year from the date of this instrument if the employing company shall so request. By accepting this option, the Grantee indicates his agreement to continue in such employ; but nothing herein contained shall obligate such employing company to continue the Grantee in such employment.

10.  Amendment or Termination

         The Board may amend or terminate the Plan at any time provided that the Board shall not (except as provided in Paragraph 8 hereof) make any change in this option which will impair the rights of the Grantee herein, without the consent of the Grantee.

11.  Law Governing Option

         This option shall be construed under and governed by the laws of the State of Ohio.

12.  Change in Control and Potential Change in Control

In the event of a "Change in Control" or a "Potential Change in Control" of the Company, as said terms are hereinafter defined, all options granted herein not yet exercisable shall immediately become exercisable and vested.

A "Change in Control" shall be deemed to have occurred if:

         (i) there shall be consummated (A) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company's Common Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Common Stock immediately prior to
                 the merger have substantially the   same   proportionate
                 ownership of common stock of the surviving corporation immediately after the merger, or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company, or

         (ii) the shareholders of the Company shall approve any plan or proposal for the liquidation or dissolution of the Company, or

        (iii) any person (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), other than the Company or a Subsidiary or any employee benefit plan sponsored by the Company or a Subsidiary, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities ordinarily (and apart from rights accruing in special circumstances) having the right to vote in the election of director, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, or

         (iv) at any time during a period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company shall cease for any reason to constitute at least a majority thereof, unless the election or the nomination for election by the Company's shareholders of each new director during such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such two-year period.

         For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(1) (as in effect on the Approval Date) pursuant to the Exchange Act.

         A Potential Change in Control means the happening of any one of the following:

         (i) The entering into an agreement by the Company, the consummation of which would result in a Change in Control of the Company as defined above; or

         (ii) The acquisition of beneficial ownership, directly, or indirectly, by any entity, person or group (other than the Company or any Company employee benefit plan, including any trustee of such plan acting as such trustee) of securities of the Company representing 5% or more of the combined voting power of the Company's outstanding securities, and the adoption by the Board of a resolution to the effect that a "Potential Change in Control" of the Company has occurred for the purposes of the Stock Option and Award Plan.

         IN WITNESS WHEREOF, the Company has caused this instrument to be executed in duplicate by its proper officers duly authorized and its corporate seal to be hereto affixed, at Youngstown, Ohio, this _________ day of ______________________, 19__.

COMMERCIAL INTERTECH CORP.

By __________________________________

Attest ______________________________

Secretary
S E A L

ACCEPTANCE

         I hereby accept the within option in accordance with the terms and conditions thereof.

_____________________________
Witness:

___________________________________________